Execution Copy













                 PURCHASE AND SALE AGREEMENT

                       BY AND BETWEEN

                    S.D. WARREN COMPANY

                         AS SELLER

                            AND

              PLUM CREEK TIMBER COMPANY, L.P.

                       AS PURCHASER

                DATED AS OF OCTOBER 5, 1998




                      TABLE OF CONTENTS


                                                        Page


1.   PURCHASE OF LLC INTEREST. . . . . . . . . . . . . . . 2

2.   PURCHASE PRICE AND TERMS. . . . . . . . . . . . . . . 2
          2.1. PURCHASE PRICE. . . . . . . . . . . . . . . 2
          2.2. ADJUSTMENT TO PURCHASE PRICE. . . . . . . . 2

3.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . 3

4.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . 3
          4.1. ORGANIZATION AND CORPORATE POWER. . . . . . 3
          4.2. AUTHORIZATION . . . . . . . . . . . . . . . 3
          4.3. NO VIOLATION OR CONFLICTS . . . . . . . . . 3
          4.4. CONTRACTS, LEASES AND ACCESS RIGHTS AND
     EASEMENTS . . . . . . . . . . . . . . . . . . . . . . 4
          4.5. ENVIRONMENTAL MATTERS . . . . . . . . . . . 4
          4.6. SUITS, ACTIONS OR PROCEEDINGS . . . . . . . 5
          4.7. BROKER FEES . . . . . . . . . . . . . . . . 5
          4.8. COMPLIANCE. . . . . . . . . . . . . . . . . 6
          4.9. TITLE . . . . . . . . . . . . . . . . . . . 6
          4.10.     TAXES. . . . . . . . . . . . . . . . . 6
          4.11.     LLC INTEREST AND SUBSIDIARIES. . . . . 6
          4.12.     EMPLOYMENT AGREEMENT AND BENEFITS. . . 7
          4.13.     LABOR RELATIONS AND EMPLOYMENT.. . . . 8
          4.14.     ABSENCE OF CHANGES . . . . . . . . . . 8
          4.15.     CONDUCT OF BUSINESS. . . . . . . . . . 8
          4.16.     ANCILLARY AGREEMENTS . . . . . . . . . 9
          4.17.     ACCURACY AND COMPLETENESS OF
     REPRESENTATIONS . . . . . . . . . . . . . . . . . . . 9

5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . 9
          5.1. ORGANIZATION AND POWER. . . . . . . . . . . 9
          5.2. AUTHORIZATION; NO VIOLATION OR CONFLICTS. . 9
          5.3. BROKER FEES . . . . . . . . . . . . . . . .10
          5.4. SUITS, ACTIONS OR PROCEEDINGS . . . . . . .10
          5.5. FINANCIAL STATEMENTS. . . . . . . . . . . .10

6.   SURVIVAL; KNOWLEDGE; MATERIALITY. . . . . . . . . . .11
          6.1. SURVIVAL. . . . . . . . . . . . . . . . . .11
          6.2. SELLER'S KNOWLEDGE DEFINED. . . . . . . . .11
          6.3. MATERIALITY DEFINED . . . . . . . . . . . .11

7.   CONDITION OF TITLE AND TITLE INSURANCE. . . . . . . .11
          7.1. CONDITION OF TITLE. . . . . . . . . . . . .11
          7.2. TITLE INSURANCE . . . . . . . . . . . . . .12

8.   LIMITATIONS OF REPRESENTATIONS AND WARRANTIES.. . . .13
          8.1. LIMITATION OF REPRESENTATIONS . . . . . . .13
          8.2. LIMITATION OF WARRANTIES. . . . . . . . . .14

9.   CONTRACTS; LEASES; ACCESS RIGHTS AND EASEMENTS;
     PERSONAL PROPERTY . . . . . . . . . . . . . . . . . .14
          9.1. CONTRACTS . . . . . . . . . . . . . . . . .14
          9.2. LEASES. . . . . . . . . . . . . . . . . . .14
          9.3. ACCESS RIGHTS AND EASEMENTS . . . . . . . .14

10.  PERSONAL PROPERTY . . . . . . . . . . . . . . . . . .14

11.  EMPLOYEES AND BENEFIT PLANS . . . . . . . . . . . . .14
          11.1.     TERMINATION AND REHIRING OF EMPLOYEES.14
          11.2.     RETIREMENT PLANS . . . . . . . . . . .16
          11.3.     WELFARE PLANS. . . . . . . . . . . . .18
          11.4.     RETIREE COVERAGES. . . . . . . . . . .18
          11.5.     AMENDMENT AND MODIFICATION OF PLANS. .19
          11.6.     WORKER'S COMPENSATION. . . . . . . . .19
          11.7.     SEVERANCE PAYMENTS . . . . . . . . . .19

12.  CERTAIN PRE-CLOSING MATTERS . . . . . . . . . . . . .19
          12.1.     ACCESS TO INFORMATION. . . . . . . . .19
          12.2.     CONDUCT OF BUSINESS PRIOR TO CLOSING .20
          12.3.     NON-SOLICITATION . . . . . . . . . . .20
          12.4.     CONSERVATION EASEMENTS . . . . . . . .20
          12.5.     LENDER CONSENTS. . . . . . . . . . . .21

13.  HART-SCOTT-RODINO FILING. . . . . . . . . . . . . . .21

14.  CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS; RETURN OF
     INFORMATION . . . . . . . . . . . . . . . . . . . . .22
          14.1.     CONFIDENTIALITY. . . . . . . . . . . .22
          14.2.     PUBLIC ANNOUNCEMENTS . . . . . . . . .22
          14.3.     EXCEPTIONS TO CONFIDENTIALITY. . . . .22
          14.4.     RETURN OF ORIGINALS. . . . . . . . . .22
          14.5.     INJUNCTIVE RELIEF. . . . . . . . . . .23

15.  PRE-CLOSING TRANSACTIONS. . . . . . . . . . . . . . .23
          15.1.     PURCHASE OF SKYLARK PROPERTY . . . . .23
          15.2.     TRANSFER OF ASSETS TO SDW TIMBER II. .23
          15.3.     TRANSFER OF LLC INTEREST TO SDW TIMBER I23
          15.4.     PURCHASER RIGHTS . . . . . . . . . . .23

16.  CLOSING MECHANICS . . . . . . . . . . . . . . . . . .23
          16.1.     CONDITIONS TO PURCHASER'S OBLIGATIONS.23
          16.2.     CONDITIONS TO SELLER'S OBLIGATIONS . .25
          16.3.     PRORATIONS . . . . . . . . . . . . . .25
          16.4.     CLOSING COSTS. . . . . . . . . . . . .25
          16.5.     CLOSING. . . . . . . . . . . . . . . .25

17.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . .27
          17.1.     INDEMNIFICATION BY SELLER. . . . . . .27
          17.2.     INDEMNIFICATION BY PURCHASER . . . . .27
          17.3.     SET-OFF. . . . . . . . . . . . . . . .28

18.  POST-CLOSING MATTERS. . . . . . . . . . . . . . . . .28
          18.1.     ENDORSEMENT OF PAYMENTS. . . . . . . .28
          18.2.     TAXES. . . . . . . . . . . . . . . . .29
          18.3.     CERTAIN POST-CLOSING COVENANTS OF
     PURCHASER . . . . . . . . . . . . . . . . . . . . . .29
          18.4.     THIRD-PARTY CONSENTS . . . . . . . . .29
          18.5.     ASSIGNMENT BY PURCHASER. . . . . . . .30

19.  RESTRICTIONS ON TRANSFERS OF TIMBERLANDS; RIGHT OF
     FIRST OFFER . . . . . . . . . . . . . . . . . . . . .30
          19.1.     LIMITS ON CERTAIN TRANSFERS OF
     TIMBERLANDS . . . . . . . . . . . . . . . . . . . . .30
          19.2.     TRANSFERS NOT SUBJECT TO AGREEMENT . .31
          19.3.     TRANSFERS NOT SUBJECT TO FIRST OFFER
     RIGHT . . . . . . . . . . . . . . . . . . . . . . . .31
          19.4.     TRANSFERS SUBJECT TO RIGHT OF FIRST
     OFFER . . . . . . . . . . . . . . . . . . . . . . . .31
          19.5.     CLOSING TERMS. . . . . . . . . . . . .33
          19.6.     MEMORANDA OF RIGHTS; TRANSFEREES TO
     ASSUME FIBER SUPPLY AGREEMENT . . . . . . . . . . . .33
          19.7.     RELEASES OF RIGHTS . . . . . . . . . .34
          19.8.     SURVIVAL . . . . . . . . . . . . . . .34

20.  TERMINATION . . . . . . . . . . . . . . . . . . . . .34
          20.1.     TERMINATION. . . . . . . . . . . . . .34
          20.2.     EFFECT OF TERMINATION. . . . . . . . .35

21.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .35
          21.1.     FURTHER ASSURANCES . . . . . . . . . .35
          21.2.     INTEGRATION. . . . . . . . . . . . . .35
          21.3.     COUNTERPARTS . . . . . . . . . . . . .35
          21.4.     SEVERABILITY . . . . . . . . . . . . .35
          21.5.     SUCCESSORS AND ASSIGNS . . . . . . . .36
          21.6.     GOVERNING LAW. . . . . . . . . . . . .36
          21.7.     ASSIGNMENT . . . . . . . . . . . . . .36
          21.8.     CAPTIONS AND SECTION HEADINGS. . . . .36
          21.9.     NOTICES. . . . . . . . . . . . . . . .36
          21.10.    TIME IS OF THE ESSENCE . . . . . . . .37
          21.11.    COSTS AND EXPENSES . . . . . . . . . .37
          21.12.    ATTORNEYS' FEES AND OTHER COSTS. . . .37
          21.13.    WAIVER OF CONSEQUENTIAL AND PUNITIVE
     DAMAGES.. . . . . . . . . . . . . . . . . . . . . . .37
          21.14.    SECTION 1031 TRANSACTION . . . . . . .38

22.  DEFINITIONS.. . . . . . . . . . . . . . . . . . . . .38

SCHEDULES

Schedule 2.2        1998 and 1999 Harvesting Forecasts
Schedule 4.3        Consents, Approvals, Etc. Required by
Seller
Schedule 4.5        Environmental Matters
Schedule 4.6        Suits, Actions or Proceedings
Schedule 4.8        Noncompliance
Schedule 4.9        Timberlands and Skylark Property
Schedule 4.12       Employment Agreements
Schedule 4.13       Labor Relations and Employment
Schedule 5.2        Consents, Approvals, Etc. Required by
                        Purchaser
Schedule 9.1        Material Contracts
Schedule 9.2        Material Leases
Schedule 9.3        Material Access Rights and Easements
Schedule 10         Personal Property
Schedule 11.1(a)(i) Timberland Employees
Schedule 11.1(a)(ii)Absent Employees
Schedule A          Deferred Obligations
Schedule B          Excluded Assets


EXHIBITS

Exhibit 2.1         Purchaser's Notes
Exhibit 12.4        Conservation Easement Terms
Exhibit 16.1(a)     Fiber Supply Agreement
Exhibit 19.6        Memorandum of Rights
Exhibit 22          Statement of Assets

PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of this fifth day of October, 1998 by and between S.D. WARREN COMPANY ("Seller"), a Pennsylvania corporation, whose address is 225 Franklin Street, Boston, Massachusetts 02110 and PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership, whose address is 999 Third Avenue, Suite 2300, Seattle, Washington 98104 ("Purchaser").

                         RECITALS


     A. Seller owns approximately 904,504.78 acres of timberland and associated property and assets (such acres are hereinafter referred to as the "Timberlands") located in the central portion of Maine.

     B. Prior to the closing of the transactions contemplated hereunder ("Closing"), Seller shall purchase approximately 787.33 acres of timberland and associated property and assets ("Skylark Property") located in the central portion of Maine from Skylark, Inc. ("Skylark"), a Maine corporation and wholly-owned subsidiary of Seller.

     C. Prior to Closing, Seller shall (1) transfer (a) the Timberlands and the Skylark Property, and (b) Seller's rights appurtenant thereto, including the Improvements, Contracts, Leases, Access Rights and Easements, Current Assets and Personal Property (each as defined in Section 22 below), to SDW Timber II, L.L.C. ("SDW Timber II"), a Delaware limited liability company and wholly-owned subsidiary of Seller, and (2) then transfer its limited liability company ownership interest (the "LLC Interest") in SDW Timber II to SDW Timber I, L.L.C. ("SDW Timber I"), a Delaware limited liability company and wholly-owned subsidiary of Seller.

     D.   At Closing, SDW Timber I shall transfer, and
Seller shall cause SDW Timber I to transfer, the LLC
Interest to Purchaser and Purchaser shall purchase the LLC
Interest from SDW Timber I pursuant to the terms of this Agreement.

     E. This transaction is conditioned, among other things, upon the simultaneous closing of a fiber supply agreement ("Fiber Supply Agreement") between Purchaser and Seller which involves Purchaser's agreement to supply Seller with wood fiber.





                        AGREEMENTS

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the receipt and sufficiency of which are acknowledged, and subject to all terms of this Agreement, the parties agree as follows:

1. PURCHASE OF LLC INTEREST. Subject to the contingencies and other terms and conditions contained herein, on the Closing Date (as defined in Section 3 below), Seller agrees to cause SDW Timber I to sell, transfer and deliver to Purchaser the LLC Interest and Purchaser agrees to purchase and acquire the LLC Interest for the consideration specified in Section 2 below.

2.   PURCHASE PRICE AND TERMS.

     2.1. PURCHASE PRICE. In consideration of the sale and transfer of the LLC Interest to Purchaser, Purchaser shall pay Seller an aggregate amount ("Purchase Price") equal to the sum of $174,314,633 (subject to later adjustment pursuant to Section 2.2 below). At Closing, Purchaser shall
(i) pay to Seller (on behalf of SDW Timber I) $2,939,633 in cash ("Cash Consideration"), representing the value of the machinery, equipment and Skylark Property, payable by wire transfer in immediately available funds in U.S. dollars in accordance with written instructions of Seller given to Purchaser prior to Closing; and (ii) provide to SDW Timber I senior, unsecured promissory notes ("Purchaser's Notes"), collectively in the principal amount of $171,375,000, the terms and conditions of which notes shall be described in
Exhibit 2.1 attached hereto and incorporated herein by this reference.

     2.2. ADJUSTMENT TO PURCHASE PRICE.

     The amount of timber contemplated to be harvested from the Timberlands by Seller during Seller's fiscal year commencing October 1, 1997 is set forth on a harvesting forecast ("1998 Harvesting Forecast") and the amount of timber contemplated to be harvested by Seller during Seller's fiscal year commencing October 1, 1998 is set forth on a harvesting forecast ("1999 Harvesting Forecast"), and each is attached hereto as Schedule 2.2. Immediately following the Closing Date, Purchaser and its accountants shall be provided with reasonable access to all of Seller's books, records, accounting and other documents reasonably necessary to confirm the actual amount of timber harvested from the period commencing October 1, 1997 through the Closing Date. In the event that, based upon Purchaser's review of such books, records and documents, Purchaser determines that (i) the actual amount of timber harvested (by volume, product mix or method (clear cut and partial harvest)) until the date hereof exceeded the amount contemplated to be harvested pursuant to the 1998 Harvesting Forecast by more than five percent (5%), or (ii) the actual amount of timber harvested by volume or method (clear cut and partial harvests) from the date hereof until the Closing Date exceeded the amount contemplated to be harvested pursuant to the 1999 Harvesting Forecast by more than one percent (1%), Purchaser shall submit a harvesting report ("Harvesting Report") to Seller setting forth the basis for this determination. Seller shall have 10 days to review the Harvesting Report and to deliver a notice of any dispute regarding the determination made by Purchaser ("Harvesting Dispute Notice"). In the event that Seller does not deliver a Harvesting Dispute Notice within such period, the Harvesting Report shall be deemed accepted by Seller, and Seller shall pay to Purchaser, within two (2) business days of the expiration of such review period, an amount equal to the fair market value of such excess harvested timber as of the Closing Date (based on volume, product mix or method (clear cut and partial harvest)) offset by any undercut of product mix. Such payment shall be made by wire transfer of immediately available funds in U.S. dollars.

3. CLOSING. The Closing shall occur at the offices of Ropes & Gray, One International Place, Boston, Massachusetts on October 30, 1998, unless such date is extended pursuant to Sections 7.2 or 13 or otherwise by agreement of the parties, but in no event later than December 31, 1998 ("Closing Date").

4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser that, as of the date of execution of this Agreement (unless otherwise indicated), and as of the Closing Date, the following are true and correct:

     4.1. ORGANIZATION AND CORPORATE POWER. (i) Seller is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and, as of the Closing Date, each of SDW Timber I and SDW Timber II is a limited liability company duly organized and validly existing under the laws of the State of Delaware; (ii) each of Seller and, as of the Closing Date, SDW Timber II (A) is qualified to do business and is in good standing in the State of Maine, and (B) has the corporate or limited liability company power and authority, as applicable, to own its assets and conduct its timberlands business in the manner presently conducted, and (iii) each of Seller and, as of the Closing Date, SDW Timber I has the corporate or limited liability power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein in accordance with the terms hereof.

     4.2. AUTHORIZATION. The execution and delivery by Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Seller and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally, or general principles of equity. This Agreement, and, when executed, any agreements to be executed by Seller ancillary hereto, have been duly executed and delivered.

     4.3. NO VIOLATION OR CONFLICTS. Except for such violations or defaults which would not have a Material Adverse Effect (as defined in Section 6.3 below), neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein: (i) constitute or will constitute a violation of Seller's charter or bylaws; (ii) result or will result in the breach of or the imposition of any lien on any Assets (as defined in Section 22 below) pursuant to, or constitute or will constitute a default under, any indenture or bank loan or credit agreement or other material agreement or instrument to which Seller is a party or by which it or its property may be bound or affected; or (iii) violate any judgment, order, decree, statute or regulation of any governmental authority or arbitrator binding on Seller, or cause the termination of any license, permit or consent relating to the Assets. Except for consents, approvals or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by or filing with any governmental authority, or any person having legal rights against or jurisdiction over or party to any agreement with Seller, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated herein, except as set forth on Schedule 4.3 and approvals if not obtained which would not otherwise have a Material Adverse Effect.

     4.4. CONTRACTS, LEASES AND ACCESS RIGHTS AND EASEMENTS. To Seller's knowledge, each Contract, Lease and Access Right and Easement is valid and in full force and effect except for Contracts, Leases and Access Rights and Easements the termination of which would not have a Material Adverse Effect (and except as noted on Schedule 9.3). To Seller's knowledge, each Contract, Lease (except for any Leases terminating upon assignment) and Access Right and Easement (other than a prescriptive easement and except as noted on Schedule 9.3) is enforceable by Seller and there is no default (or any condition that with the passage of time or the giving of notice would constitute a default) thereunder by Seller. To Seller's knowledge, each prescriptive easement is enforceable by Seller only to the extent necessary to give access consistent with Seller's current practices. Neither Seller nor, to Seller's knowledge, any other party thereto has breached any material provision of, or is in default in any material respect under, the terms of any Contract, Lease or Access Right and Easement.

     4.5. ENVIRONMENTAL MATTERS. To Seller's knowledge, except as set forth on Schedule 4.5:

          (a) there are no underground storage tanks on the Timberlands, the Skylark Property or the Improvements (as defined in Section 22 below);

          (b) Seller has not received notification from any third party, including, but not limited to, any governmental agency, alleging that the Timberlands, the Skylark Property or the Improvements are not materially in compliance with environmental laws;

          (c) Seller holds all material licenses, permits or consents under or relating to environmental laws from all governmental authorities that are necessary for the conduct of all business relating to the Timberlands or the Skylark Property;

          (d) Seller is currently conducting all business relating to the Timberlands or the Skylark Property in compliance in all material respects with environmental laws;


          (e) there are no environmental claims pending or threatened asserting that the Timberlands or the Skylark
Property are not in material compliance with environmental laws;

          (f)  Seller is not subject to any material
liability or obligation with respect to the Timberlands or the Skylark Property for any cleanup or other response action relating to any environmental matter;

          (g) there has been no spill of any hazardous substance involving the Assets in a quantity required to be reported under any environmental law not reported in accordance with such law; and

          (h) based on no independent investigation or due diligence, there are no known populations of species on the Timberlands or the Skylark Property which are protected by the Endangered Species Act.

As used in this Agreement, the term "environmental laws" shall mean all applicable federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and
Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the
Clean Air Act,  the Oil Pollution Control Act of 1990, the
Maine Pesticide Control Act of 1975 and the Maine
Coordination of Administration of Superfund Amendments Act of 1986, each as amended.

     4.6. SUITS, ACTIONS OR PROCEEDINGS. Except as disclosed in Schedule 4.6, to the knowledge of Seller, there is: (i) no court or administrative judgment or order which could have a Material Adverse Effect on the Timberlands or the Skylark Property or current operations thereon; and (ii) no legal, administrative or other suit, action, proceeding or arbitration or governmental investigation pending or threatened which could reasonably be expected to have a Material Adverse Effect on the Timberlands or the Skylark Property or current operations thereon. Except as set forth in Schedule 4.6, Seller has no knowledge of any suit, action, arbitration or other proceeding threatened or pending before any court or governmental agency which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

     4.7. BROKER FEES. Except for Donaldson Lufkin & Jenrette Securities Corporation, with respect to whose fees Seller shall be solely responsible, Seller has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated by this Agreement.

     4.8. COMPLIANCE. Except as disclosed on Schedule 4.8, to Seller's knowledge, Seller has not received notification from any governmental agency or third party alleging that the Timberlands, the Skylark Property or the Improvements are not in compliance in all material respects with applicable laws (other than environmental laws, which are covered in Section 4.5). Seller has no knowledge of any such violations relating to the use of the Timberlands, the Skylark Property or the Improvements. Seller holds all licenses, permits or consents from all governmental authorities necessary to conduct all business related to the Assets, except as would not otherwise have a Material Adverse Effect.

     4.9. TITLE. As of the Closing Date, SDW Timber I is the record and beneficial owner of the LLC Interest, and SDW Timber I owns the LLC Interest free and clear of all liens, security interests, charges and encumbrances. Upon delivery to Purchaser of a certificate representing the LLC Interest, and upon SDW Timber I's receipt of payment therefor, title to the LLC Interest will pass to Purchaser, free and clear of any liens, security interests, charges or encumbrances. As of the Closing Date, subject to the Permitted Exceptions (as defined in Section 7.1 below), except as otherwise indicated on Schedule 4.9, SDW Timber II has good and marketable title to the Timberlands, the Skylark Property and Improvements and title to all other Assets, and at Closing such Assets will be free and clear of all liens, security interests, charges and encumbrances other than
Permitted Exceptions.   To Seller's knowledge, Seller or, as
of the Closing Date, SDW Timber II, as applicable, has legal or other access rights to the Timberlands and the Skylark Property sufficient for timber harvest activity consistent with Seller's current practices, and has not received any notice terminating or threatening to terminate such rights. To Seller's knowledge, no condemnation proceedings have been commenced, or are proposed or threatened, affecting any of the Assets. Schedule 4.9 sets forth the approximate acreage of the Timberlands and the Skylark Property and is true and correct in all material respects.

     4.10.     TAXES.  Seller has (or on or before the
Closing Date will have) duly and timely filed all material tax returns relating to its business or the Assets required to be filed by it on or before the Closing Date ("Covered
Returns"), and has (or by the Closing Date will have) duly and timely paid, or is contesting in appropriate proceedings, all taxes shown to be due on such Covered
Returns, all deficiencies and assessments of such taxes of which notice has been received by Seller, and all other material taxes due and payable on or before the Closing
Date.

     4.11.     LLC INTEREST AND SUBSIDIARIES.  As of the
Closing Date:

          (a)  LLC Interest.  SDW Timber I is the only
member of SDW Timber II and the LLC Interest is the only outstanding limited liability company interest in SDW Timber
II. Except for this Agreement, there is no warrant, right, option or other contractual obligation or commitment requiring SDW Timber II to issue any additional limited liability company interest or pursuant to which Seller, SDW Timber I or SDW Timber II has granted any right to any person to acquire any interest in SDW Timber II.

          (b)  Subsidiaries.  SDW Timber II has no
subsidiaries and does not own, directly or indirectly, any capital stock of, any partnership, limited liability company or other ownership interest in, or any other security issued by, any other corporation, organization, association or entity.

          (c)  Tax Status.  Neither SDW Timber I nor
SDW Timber II has elected nor will it elect to be classified as a corporation for federal income tax purposes under Treasury Regulation Section 301.7701-3.

          (d) Business. As of the Closing Date, except for the Skylark Property transferred to SDW Timber II pursuant to the Skylark Asset Purchase Agreement (as defined in
Section 15.1 below) and the Assets and Assumed Liabilities (as defined in Section 22 below) transferred to SDW
Timber II pursuant to the SDW Timber II Asset Purchase Agreement (as defined in Section 15.2 below), SDW Timber II has no assets and liabilities. SDW Timber II is engaged in no business other than the business related to the Timberlands or the Skylark Property.

     4.12.     EMPLOYMENT AGREEMENT AND BENEFITS.

          (a)  Employment Agreements and Plans. Schedule
4.12 lists all written agreements, contracts and commitments of the following types to which Seller is a party covering any Timberland Employee (as defined in Section 11.1(a)):
(i) employment, employee severance and employee retention agreements; (ii) collective bargaining agreements; and
(iii) bonus, incentive or deferred compensation, stock option and retirement agreements (other than any such agreement that is subject to the Employee Retirement Income and Security Act of 1974, as amended ("ERISA")).

          (b) ERISA. All employee benefit plans that are subject to ERISA and are currently maintained or contributed to by Seller for the benefit of Timberland Employees (the "Plans") comply in all respects with the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for any failures to comply that would not reasonably be expected to have a Material Adverse Effect.
No Plan that is a pension plan is or ever has been a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

          (c) Tax Qualification. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and, to Seller's knowledge, no amendment to any such Plan has been adopted since the date of such determination letter that will adversely affect such determination of qualification, except for any such amendment as would not reasonably be expected to have a Material Adverse Effect.

     4.13. LABOR RELATIONS AND EMPLOYMENT. Except as set forth on Schedule 4.13, with respect to each Timberland
Employee: (i) no certification campaign, labor strike, dispute, slowdown, stoppage or lockout is pending, or to Seller's knowledge, threatened; (ii) Seller is in compliance with all applicable laws respecting employment practices, terms and conditions of employment and occupational safety and health; (iii) no unfair labor practice charge or complaint against Seller is pending or, to Seller's knowledge, threatened before the National Labor Relations Board; and (iv) no grievance or arbitration proceeding arising out of any collective bargaining agreement is pending, except in each case under clauses (i), (ii), (iii) and (iv) as would not reasonably be expected to have a Material Adverse Effect.

     4.14. ABSENCE OF CHANGES. As of the Closing Date, since the date of this Agreement, Seller and/or SDW Timber II, as applicable, has operated all business relating to the Timberlands and the Skylark Property only in the ordinary course of business, and has not:

          (a) Sold, transferred or conveyed any Assets except in the ordinary course of business;

          (b) Suffered any change in any business relating to the Timberlands or the Skylark Property, taken as a whole, that would reasonably be expected to have a Material
Adverse Effect;

          (c) Suffered any material destruction, damage or loss relating to the Assets or any business related to the Timberlands or the Skylark Property, taken as a whole, that would reasonably be expected to have a Material Adverse
Effect;

          (d) Incurred any liability or obligation, made any purchase commitment, or entered into any transaction that would constitute or result in any Assumed Liability (as defined in Section 22 below), other than in the ordinary course of business;

          (e) Amended or modified in any material respect, or entered into, any Contracts, Leases or Access Rights and Easements other than in the ordinary course of business; or

          (f) Maintained the Assets, including adequate inventory and spare parts, other than substantially in accordance with current maintenance practices.

     4.15. CONDUCT OF BUSINESS. From October 1, 1997 through the Closing Date, Seller and/or SDW Timber II, as applicable, has operated its business relating to the Timberlands in the ordinary course of its business and in conformance with the 1998 Harvesting Forecast or the 1999 Harvesting Forecast, as applicable. Seller and/or SDW Timber II, as applicable, has harvested timber for the fiscal year commencing October 1, 1997 substantially in accordance with, and has not materially exceeded by volume, product mix or method, the levels described in the 1998 Harvesting Forecast or the 1999 Harvesting Forecast, as applicable. From the date hereof to the Closing Date, harvesting by Seller and/or SDW Timber II, as applicable, of the Timberlands shall not exceed by volume or method the levels described in the 1998 Harvesting Forecast or the 1999 Harvesting Forecast, as applicable, by more than one percent (1%) of the applicable forecasted amounts. From the date hereof to the Closing Date, harvesting by Seller of the Timberlands will be done in a manner consistent by stand as outlined in the 1999 Harvesting Forecast with the goal of harvesting the type and amounts of products shown in the 1999 Harvesting Forecast.

     4.16.     ANCILLARY AGREEMENTS.  As of the SDW II
Closing Date, accurate and complete descriptions of the Assets, Excluded Assets (as defined in Section 22 below),
Assumed Liabilities and Excluded Liabilities (as defined in
Section 22 below) are contained in each of Section 1 (and its accompanying schedules) of the Skylark Asset Purchase
Agreement and the SDW Timber II Asset Purchase Agreement.

     4.17. ACCURACY AND COMPLETENESS OF REPRESENTATIONS. The representations and warranties of Seller contain no material inaccuracy, misstatement or omission that would make such representations or warranties misleading in any material respect. The schedules to this Agreement are complete and accurate as of the date of execution of this Agreement, and, as of the Closing Date, have been updated and are complete and accurate as of such date.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that, as of the date of execution of this Agreement, and as of the Closing Date, the following are true and correct:

     5.1. ORGANIZATION AND POWER. Purchaser (i) is a limited partnership duly formed and validly existing under the laws of the State of Delaware, and (ii) is qualified to do business and is in good standing in the State of Washington and (iii) has the power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein in accordance with the terms hereof.

     5.2. AUTHORIZATION; NO VIOLATION OR CONFLICTS. The execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally, or general principles of equity. This Agreement, and, when executed, any agreements to be executed by Purchaser ancillary hereto, have been duly executed and delivered. Except for such violations or defaults which would not have a Material Adverse Effect on Purchaser's business, taken as a whole, neither the execution and delivery of this Agreement or the Purchaser's Notes by Purchaser nor the consummation by Purchaser of the transactions contemplated herein or therein: (i) constitute or will constitute a violation of Purchaser's partnership agreement; (ii) result or will result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute or will constitute a default under, any indenture or bank loan or credit agreement, or other material agreement or instrument to which Purchaser is a party or by which it or any of its properties may be bound or affected, or (iii) violate any judgment, order, decree, statute or regulation of any governmental authority or arbitrator binding on Purchaser. Except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person having legal rights against or jurisdiction over or party to any agreement with Purchaser, is required in connection with the execution and delivery by Purchaser of this Agreement or the Purchaser's Notes or for consummation by Purchaser of the transactions contemplated herein, except as set forth on Schedule 5.2 and approvals which would not have a Material Adverse Effect on Purchaser's business, taken as a whole.

     5.3. BROKER FEES. Except for The Goldman Sachs Group, L.P., with respect to whose fees Purchaser shall be solely responsible, Purchaser has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated herein.

     5.4. SUITS, ACTIONS OR PROCEEDINGS. Purchaser has no knowledge of any suit, action, arbitration or other proceeding pending before any court or governmental agency which may result in the material restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

     5.5. FINANCIAL STATEMENTS.

          (a)  Financial Information.  Seller has been
furnished with the consolidated audited balance sheets of the Purchaser and its consolidated subsidiaries as of December 31, 1997, December 31, 1996 and December 31, 1995 and the related statements of earnings and shareholders equity and cash flows for the fiscal years ended on such dates, accompanied by the notes thereto and by the reports thereon of Coopers & Lybrand LLP (collectively, the
"Financial Statements").

          (b) Character of Financial Information. Unless otherwise disclosed therein, the Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations of the Purchaser and its subsidiaries as of the dates and for the periods specified therein in accordance with generally accepted accounting principles.

          (c) Acquiring for own Account. Purchaser is acquiring the LLC Interest for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Purchaser confirms that Seller has made available to Purchaser and its representatives and agents the opportunity to ask questions of the officers and other management employees of Seller and to acquire such additional information about the business and financial condition of Seller as Purchaser has requested, and all such information has been received.

6.   SURVIVAL; KNOWLEDGE; MATERIALITY.

     6.1. SURVIVAL. The respective representations and warranties of Seller and Purchaser contained herein or in any Schedule, Exhibit, certificate or other instrument delivered by or on behalf of such party pursuant to this Agreement (except for the representations and warranties in Section 4.9 with respect to the Timberlands, the Skylark Property and the Improvements, (which shall terminate at Closing) and Section 4.5 with respect to environmental matters (which shall survive the Closing for a period of two
(2) years)) shall survive the Closing for a period of 18 months, and thereafter shall expire and terminate, and each party shall be forever released from liability to the other based upon such representations and warranties except as to matters for which notice has been given by a party of the inaccuracy or breach of any representation or warranty on or prior to such termination date.

     6.2. SELLER'S KNOWLEDGE DEFINED. The term "knowledge" as used in this Agreement with respect to Seller shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by any Vice President of Seller and J. Pinkerton, Paul Fortin,
Norman Chase, Douglas Denico, Elvin Hawes, Sharon Fortin,
John Fogarty and Steve Robe.

     6.3. MATERIALITY DEFINED.  The terms "material," and
"materially," as used in this Agreement shall refer to (a) with respect to any agreement or right, an agreement or right the loss or absence of which could reasonably be expected to have a Material Adverse Effect, and (b) with respect to any violation or breach, a violation or breach which could reasonably be expected to have a Material
Adverse Effect. "Material Adverse Effect" shall mean a lessening of the value of the Assets, or the operations of the Timberlands, as applicable, or damages of at least
$1,000,000.

7.   CONDITION OF TITLE AND TITLE INSURANCE.

     7.1. CONDITION OF TITLE. As of the Closing Date, title to the Timberlands, the Skylark Property and the Improvements shall be in accordance with Section 4.9 hereof. Monetary encumbrances or defects to be discharged by Seller shall be paid from Seller's funds at Closing or Seller shall indemnify Purchaser against such monetary encumbrances or defects. In addition to any other permitted exceptions agreed upon by the parties, the following shall not be deemed unacceptable encumbrances or defects: rights reserved in federal patents or state deeds; building or use restrictions consistent with current zoning; easements (including prescriptive easements), restrictions, defects, non-monetary encumbrances and other matters, including lack of insurable access, not inconsistent in a material respect with the current use of the Timberlands, the Skylark Property and the Improvements, taken as a whole; and any other non-monetary encumbrance or defect that does not, when aggregated with all other such encumbrances or defects, affect the value of the Timberlands and the Skylark Property, collectively, by more than $1,000,000 (collectively, "Permitted Exceptions").

     7.2. TITLE INSURANCE. As of October 1, 1998, Seller has obtained and provided to Purchaser commitments for 1992 ALTA owner's fee title insurance policies for each of the fee parcels included in the Timberlands and the Skylark Property from First American Title Insurance Company ("Title Company") evidencing title through the date indicated thereon (collectively, the "Title Commitment") together with the title exception documents referred to therein. The Title Commitment is subject to the standard printed exceptions except for parties in possession (other than tenants under the Leases) and mechanic's and materialmen's liens. Seller shall pay all costs of obtaining and providing the Title Commitment to Purchaser including any title search costs (but not the costs of the title insurance premium for the Title Company issuing an owner's title insurance policy to SDW Timber II based on the Title Commitment ("Title Policy"), which costs shall be borne by Purchaser).

     Notwithstanding any other term or provision hereof to the contrary, if for any reason Seller has not delivered or caused to be delivered the Title Commitment (with copies of title exception documents) to Purchaser as of October 1, 1998, then the Closing Date may, at Purchaser's option, be extended by an additional day for each day of delay in the delivery of such documents.

     If the Title Commitment contains matters which Purchaser reasonably determines are not Permitted
Exceptions, Purchaser must notify Seller in writing of Purchaser's objections ("Title Objections") to any such matters within 30 days after October 1, 1998. Any matters reflected in the Title Commitment and not: (i) timely objected to by Purchaser as hereinabove provided; or (ii) constituting Monetary Liens (as defined below), are and shall be Permitted Exceptions.

      Seller shall have a period of 60 days after Purchaser's notice of Title Objections within which to resolve the Title Objections to Purchaser's reasonable satisfaction and furnish to Purchaser and Title Company evidence that the Title Objections have been so resolved or notify Purchaser in writing that Seller is unable or unwilling to resolve the Title Objections. Any Title Objection shall be deemed to have been resolved if Seller provides to Purchaser an endorsement to the Title Commitment which provides for affirmative insurance with respect to any such Title Objection. If Seller declines to resolve any Title Objections, is unable to resolve the Title Objections or does not respond to Purchaser's notice of Title Objections, then, notwithstanding the Closing Date, Purchaser shall have the earlier of: (i) five (5) days after receipt of Seller's written notice that Seller is unable or unwilling to resolve Title Objections; or (ii) 15 days after Purchaser's notice to Seller of Title Objections within which to elect, at Purchaser's sole option, between the following alternatives:

          (a)  accept title to the Timberlands and the
Skylark Property in its then existing condition without any diminution of the Purchase Price; or

          (b)  if such Title Objections represent an
aggregate diminution in value in excess of $1,000,000 referred to in Section 7.1, terminate this Agreement by written notice to Seller whereupon this Agreement shall be void and without further recourse to the parties, except as otherwise provided herein; provided, however, that if Purchaser elects to terminate as provided above, Seller shall have the option, exercised by written notice to Purchaser within 10 days of receipt of Purchaser's notice to terminate, to reduce the Purchase Price by an amount equal to the diminution in value of the Timberlands caused by such Title Objections in excess of such $1,000,000.

     If Purchaser does not provide timely notice to Seller of any Title Objections or elects to accept title notwithstanding any Title Objections as provided above, then all matters shown on the Title Commitment which have been accepted or deemed to have been accepted by Purchaser (excluding Monetary Liens) shall be and become Permitted Exceptions.

     Notwithstanding the foregoing, Seller shall on or before the Closing Date remove and discharge from the title to the Timberlands or the Skylark Property any mortgage, deed of trust, security agreement, pledge, financing statement, lien, or mechanic's and materialmen's liens, judgment or other encumbrance or title exception of a monetary nature (collectively, "Monetary Liens"). Seller shall cooperate, at no expense to Seller, with Purchaser to resolve any other title matters after Closing as reasonably required from time to time; provided, however, that Seller shall bear no cost for such cooperation unless such title matter was an obligation of Seller's to be fulfilled prior to or in connection with Closing pursuant to the terms of this Agreement.

8.   LIMITATIONS OF REPRESENTATIONS AND WARRANTIES.

     8.1. LIMITATION OF REPRESENTATIONS. Purchaser agrees that neither Seller nor its agents, officers, employees or assigns shall be held to any covenant or representation respecting the condition of the Assets not set forth herein, nor shall Purchaser or Seller or the assigns of either be held to any covenant or agreement for alterations, improvements or repairs unless the covenant or agreement relied on is contained herein.

     8.2. LIMITATION OF WARRANTIES. Except for the representations and warranties made in this Agreement and the agreements attached as exhibits hereto, Purchaser specifically acknowledges and agrees that Seller does not make any other representations or warranties of any kind whatsoever, either express or implied, with respect to the Assets, and Purchaser assumes the risk that adverse physical conditions may not have been revealed by its investigation of the Assets.

9.   CONTRACTS; LEASES; ACCESS RIGHTS AND EASEMENTS;
PERSONAL PROPERTY.

     9.1. CONTRACTS. Schedule 9.1 sets forth a list of all material Contracts.

     9.2. LEASES. Schedule 9.2 sets forth a list of all material Leases.

     9.3. ACCESS RIGHTS AND EASEMENTS. Schedule 9.3 sets forth a list of all material Access Rights and Easements evidenced by written documents other than deeds.

10. PERSONAL PROPERTY. Schedule 10 sets forth a list of substantially all of the Personal Property.

11.  EMPLOYEES AND BENEFIT PLANS.

     11.1.     TERMINATION AND REHIRING OF EMPLOYEES.

          (a)  The employees identified on Schedule
11.1(a)(i) ("Timberland Employees") include all persons employed in the business that is the subject of this Agreement. The employees identified on Schedule 11.1(a)(ii) ("Absent Employees") include all Timberland Employees currently on leaves of absence for any reason, including, but not limited to, military leave, family or medical leave, long or short term disability, educational leave or personal leave. On and as of the Closing Date, Seller will take all action necessary to terminate the Timberland Employees and shall pay such employees all accrued employment-related financial obligations due to them through the close of business on the Closing Date. The parties agree that a Transitioning Employee's (as defined in Section 11.1(b)) termination of employment with Seller at the Closing shall not constitute his or her retirement for purposes of the Retirement Plan (as defined in Section 11.2(a) below) or for the beginning any Retiree Coverages (as defined in Section
11.4 below) for which the Transitioning Employee is or may be eligible (it being understood that any Retiree Coverages for which a Transitioning Employee is or may qualify shall be provided only following his or her termination of employment by Purchaser.)

          (b) Purchaser shall extend offers of employment not less than 10 days before Closing to each of the Timberland Employees other than the Absent Employees and other than up to eight (8) additional Timberland Employees selected solely at Purchaser's discretion; provided, however, that Purchaser shall not be required to extend offers of employment to any former employees of Seller terminated by Seller prior to the Closing Date. Each such offer of employment shall: (i) be contingent upon such Timberland Employee's passing Purchaser's mandatory applicant substance abuse test, (ii) be effective subject to and as of the Closing, (iii) provide for employment at the current location of employment of such Timberland Employee,
(iv) be at a salary or hourly wage rate, as applicable, that is at least equal to the current salary or hourly wage rate of such Timberland Employee, (v) provide for employee benefits that are substantially comparable to employee benefits provided to other similarly situated employees of Purchaser, and (vi) be for a position appropriate to such Timberland Employee's skill, experience and training. Those Timberland Employees who accept such offers of employment with Purchaser and who subsequently pass Purchaser's mandatory applicant substance abuse test are referred to as "Transitioning Employees." Those Timberland Employees who do not accept such offers of employment, or who accept such offers but who subsequently fail Purchaser's mandatory applicant substance abuse test, are referred to as "Nontransitioning Employees."

          (c) Effective from and after the first day after Closing and except as provided elsewhere in this Section 11, Purchaser shall assume and become solely responsible for any and all liabilities in respect to the Transitioning Employees relating to or arising in connection with any actual or constructive termination of any such Transitioning Employee's employment by Purchaser after the Closing. Purchaser agrees that it will not take any action with respect to Transitioning Employees that would cause Seller any liability under the Worker Adjustment and Retraining Notification Act of 1990, as amended ("WARN") or any similar applicable federal or state law or regulation. From and after the Closing Seller shall remain solely responsible for any and all liabilities for: (i) accrued but unpaid salaries, wages, vacation or sick pay, deferred compensation or other similar payroll items arising as a result of services rendered by any Timberland Employee to Seller at any time prior to Closing; and (ii) for any actions taken by Seller at any time prior to Closing with respect to any Timberland Employee or with respect to any benefits plans. Each Transitioning Employee will be credited with his or her years of employment service with Seller for purposes of determining the number of vacation days available to him or her as an employee of Purchaser.

          (d) From and after the Closing, Seller shall remain solely responsible for any and all liabilities with respect to the Nontransitioning Employees for all claims arising under WARN, the Consolidated Omnibus Budget Reorganization Act, as amended ("COBRA"), disability plans, the Family and Medical Leave Act of 1993, as amended ("FMLA"), or retirement plans. From and after the Closing, Seller also shall remain solely responsible for: (i) disability benefits payable under any disability benefit plan to those Timberland Employees who, on the Closing Date, are on long or short-term disability status and are entitled to benefits under such plans; and (ii) post-retirement health and life insurance benefits payable under the terms of any plan that provides such post-retirement benefits to former employees of Seller and their eligible spouses and dependents who, on the Closing Date, are receiving such post-retirement benefits under such plan; and (iii) for any and all liabilities with respect to Nontransitioning Employees for retirement, health or other benefits.

          (e) For two (2) years after the date hereof, Seller shall not directly or indirectly, without the prior written consent of Purchaser, recruit, offer employment, employ (including employment as a consultant), lure or entice away or in any other manner persuade or attempt to persuade any Transitioning Employee or an employee of Purchaser or any subsidiary, group, division of Purchaser or any Affiliate (as defined in Section 22 below) thereof, to leave the employ of Purchaser unless such person's employment has been terminated by the Purchaser or an Affiliate thereof.

     11.2.     RETIREMENT PLANS.

          (a)  Seller's Plans.

               (i)  Responsibility for Existing Plans.
                    Subject to the balance of this
                    Section 11, Seller will retain all
                    liability and responsibility for the
                    disposition of interests under the S.D.
                    Warren Salaried Investment Plan
                    ("Investment Plan") and the S.D. Warren
                    Company Retirement Plan for Salaried
                    Continuing Employees ("Retirement Plan") with respect to those Transitioning Employees or their beneficiaries who, as of the Closing Date, are participants in the Investment Plan or Retirement Plan. No Transitioning Employee who is such a participant will be eligible to make any contributions to the Investment Plan or accrue benefits under the Retirement Plan and Seller will not be obligated to make any contribution with respect to any such participant in the Investment Plan, with respect to compensation earned by such Transitioning Employee on or after the Closing Date; provided, however that Purchaser shall notify Seller upon the termination of employment with Purchaser of any Transitioning Employee which occurs prior to two years from the Closing Date. Seller agrees that it will amend its defined benefit plan as necessary to recognize the service of Transitioning Employees with Purchaser for purposes of vesting and eligibility for subsidized early retirement and supplemental benefits with respect to their accrued benefits under such plan as of the Closing Date. Seller agrees that it will cause the entire account balance of each Transitioning Employee who is a participant in the Investment Plan to be fully vested as of the Closing Date.

               (ii) Rollover of Investment Plan Balances.
                    Seller further agrees that each
                    Transitioning Employee's entire vested
                    account balance in the Investment Plan
                    shall be distributed as promptly as
                    practicable following the Closing Date
                    if the Transitioning Employee consents
                    thereto (if such consent is required),
                    which distribution, if a Transitioning
                    Employee so elects, may be rolled over,
                    directly or otherwise in accordance with applicable law and regulations, to an individual retirement account or to one or more defined contribution retirement plans qualified under Section 401(a) of the Code maintained by Purchaser or any of its subsidiaries or Affiliates ("Purchaser Defined Contribution Plan"). Purchaser agrees it shall take or cause to be taken all such action as may be necessary to cause the Purchaser Defined Contribution Plan to accept such rollovers, which shall consist solely of cash or cash and any promissory note or notes representing an outstanding loan from the Investment Plan to the Transitioning Employee. Seller represents to Purchaser that: (i) the Investment Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the Code; and
                    (ii) that it has determined, after
                    consulting with counsel, that the
                    distributions completed by this Section
                    11.2(a)(ii) are consistent with
                    applicable law, including specifically
                    Section 401(k)(10) of the Code.

          (b)  Purchaser's Plans.

               (i)  Defined Benefit Retirement Plans.
                    Effective as of the first day after the
                    Closing Date, Purchaser shall amend any
                    existing defined benefit pension plans
                    to provide for (A) the immediate
                    participation of the Transitioning
                    Employees on the same basis as the
                    Purchaser's similarly situated employees are then eligible to participate, and
                    (B) the recognition under each such plan of all the Transitioning Employee's service with Seller completed prior to the Closing only for purposes of eligibility to participate and vesting under each such plan, but not for purposes of determining the amount of benefit accrual under the plan. Seller and Purchaser acknowledge that the provisions of this Section 11.2(b)(i) do not require Purchaser to provide the Transitioning Employees or their otherwise eligible spouses and dependents with Retiree Coverages.

               (ii) Defined Contribution Plans.  Effective
                    as of the first day after the Closing
                    Date, Purchaser shall amend any existing
                    Purchaser Defined Contribution Plans to
                    provide for (A) the immediate
                    participation of the Transitioning
                    Employees on the same basis as
                    Purchaser's similarly situated employees are then eligible to participate, and
                    (B) to the extent permissible under
                    applicable law and within the control of Purchaser, the recognition of all service of the Transitioning Employees with Seller completed prior to and as of the Closing only for purposes of eligibility to participate and vesting, but not for purposes of credited service.

     11.3.     WELFARE PLANS.

          (a) Seller's Plans. From and after the Closing, Seller shall remain solely responsible for liabilities for claims of the Transitioning Employees and their eligible dependents incurred prior to the Closing under those plans that are health, disability, accident or life insurance plans, and Purchaser shall be solely responsible for all such liabilities for claims incurred by any Transitioning Employee or his or her eligible dependents after the Closing. For the purposes of this Section 11.3, a claim for health benefits shall be deemed to have been incurred when the services that are the subject of such claim are rendered and a claim for disability, accident or life insurance shall be deemed to have been incurred when the last event giving rise to such claim occurs. This Section 11.3(a) shall not be construed to require Purchaser to provide health, disability, accident or life insurance plans that are the same or similar to plans that Seller currently provides to the Timberland Employees.

          (b) Purchaser's Plans. Effective from and after the first day after the Closing, Purchaser shall cause each Transitioning Employee and his or her eligible dependents to become eligible to participate immediately in each employee welfare benefit plan (as such term is defined in Section 3(l) of ERISA) maintained, as of the Closing Date, by Purchaser and each other benefit arrangement maintained by Purchaser for the benefit of similarly situated employees of Purchaser. Purchaser shall cause each such welfare plan to: (i) recognize the 1998 co-payments and deductible expenses of the Transitioning Employees and their eligible dependents incurred under those plans that are health benefit plans, and (ii) waive all pre-existing condition exclusions and limitations of the Transitioning Employees and their eligible dependents.

          (c)  Cooperation of Parties To Ensure Coverage.
Purchaser and Seller shall cooperate in ensuring that welfare benefit coverage for Transitioning Employees and their eligible dependents on and prior to the Closing is coordinated with such coverage provided after the Closing.

     11.4. RETIREE COVERAGES. Seller agrees it will take such action as may be necessary to recognize the service of the Transitioning Employees with Purchaser for purposes of determining the Transitioning Employees' eligibility for the continuation of and entitlement to the benefits of Seller's medical and life insurance coverage for an employee and his or her spouse and eligible dependents, and reimbursement of Medicare premiums of an employee and his or her spouse, subsequent to retirement or death ("Retiree Coverages"), as such Retiree Coverages are now or may be in effect from time to time hereafter. The parties agree that a Transitioning Employee's termination of employment with Seller at the Closing shall not constitute his or her retirement for purposes of beginning any Retiree Coverages for which the Transitioning Employee is or may be eligible but instead that any Retiree Coverages for which a Transitioning Employee is or may qualify shall be provided only following his or her termination of employment from Purchaser.

     11.5. AMENDMENT AND MODIFICATION OF PLANS. Except as expressly provided in Sections 11.2 and 11.3, nothing contained in this Section 11 shall limit the rights of Purchaser or Seller to amend, modify or terminate from time to time or at any time any of their respective benefit plans, or confer on any third party, including, but not limited to, any Transitioning Employee, any rights as a third-party beneficiary of the provisions herein.

     11.6.     WORKER'S COMPENSATION.  From and after the
Closing: (a) Seller shall remain solely responsible for all workers' compensation claims of any Nontransitioning Employees and for workers' compensation claims of any Transitioning Employees that are based on any accident that occurred or injury that was documented prior to Closing, and
(b) Purchaser shall be solely responsible for all workers' compensation claims of any Transitioning Employees that are based on any accident that occurred or injury that occurred on or after Closing.

     11.7. SEVERANCE PAYMENTS. Purchaser shall promptly notify Seller of (a) the termination without cause by Purchaser of any Transitioning Employee within two (2) years following the Closing Date and (b) the amount of any severance payments made to any such person (a "Terminated Transitioning Employee"), which shall be reasonably equivalent to existing severance benefit payments in place for similarly situated employees of Purchaser. Seller may, in its sole discretion and at its sole expense, provide any Terminated Transitioning Employee additional severance payments to compensate for any difference between severance payments made by Purchaser and the amount such Terminated Transitioning Employee would have received pursuant to Seller's severance policy as in effect on the date hereof.

12.  CERTAIN PRE-CLOSING MATTERS.

     12.1. ACCESS TO INFORMATION. Upon full execution hereof and reasonable prior notice, Seller will permit Purchaser to have reasonable access to all records and information in Seller's possession regarding timber inventories, road agreements, title, environmental matters and other matters relating to (a) the Timberlands or the Skylark Property, (b) the operation thereof, or (c) the Improvements. Seller shall provide to Purchaser schedules and copies of any and all Contracts, Leases and Access Rights and Easements relating to the Timberlands and the Skylark Property, as well as copies of all environmental site assessments, if any, and all other materials reasonably requested by Purchaser. Upon reasonable notice to Seller, Purchaser shall have reasonable access to physically inspect any and all Assets.

     12.2. CONDUCT OF BUSINESS PRIOR TO CLOSING. From the date hereof until the Closing, except as permitted by this Agreement or as otherwise consented to by Purchaser in writing, which consent shall not be unreasonably withheld or delayed, Seller shall:

          (a)  carry on any business relating to the
Timberlands and the Skylark Property in the ordinary course and in the same manner in which such business has previously been conducted and substantially in accordance with the 1998 Harvesting Forecast or the 1999 Harvesting Forecast, to the extent applicable, and to the extent to preserve intact the relationships with customers, suppliers and others having business dealings relating to the Timberlands;

          (b) maintain its books of account and records relating to the Timberlands and the Skylark Property business in its usual, regular and ordinary manner, consistent with past practice; and

          (c) not hire any individuals for employment in the business that is the subject of this Agreement without Purchaser's consent or terminate any Timberland Employee unless Seller (i) terminates such Timberland Employee for cause or (ii) obtains Purchaser's prior consent.

Notwithstanding the preceding sentence, Seller shall be entitled to continue to conduct harvesting operations on the Timberlands during the period from the date hereof until the Closing, so long as the amount of timber harvested during such period does not substantially depart from the 1998 Harvesting Forecast or the 1999 Harvesting Forecast, to the extent applicable.

     12.3. NON-SOLICITATION. From the date hereof until the Closing, Seller (a) shall not initiate, solicit or encourage the making of any inquiry or proposal made by a third party relating to such party's acquisition (other than pursuant to this Agreement) of all or substantially all of the Timberlands or Assets, whether through a direct acquisition of assets or through an acquisition of equity interests, or both (any such inquiry or proposal, an "Acquisition Proposal"), and (b) shall not engage in negotiations or discussions (including making any counter-proposal) with, or furnish any information or data to, any third party relating to an Acquisition Proposal (other than the transactions contemplated by this Agreement).

     12.4. CONSERVATION EASEMENTS. From the date hereof and hereafter, Purchaser and Seller shall use their best commercially reasonable efforts to cooperate with respect to any grant of the conservation easements relating to Timberlands property located at Moosehead Lake or the West Outlet of the Kennebec River ("Conservation Easements") to the State of Maine or any organization or agency acting on its behalf. The parties agree that any Conservation Easement shall be in compliance with the terms and conditions ("Conservation Easement Terms") attached hereto as Exhibit 12.4; provided, however, that the terms and conditions of any Conservation Easement granted by Seller prior to Closing may deviate from the Conservation Easement Terms upon the approval of Purchaser, which approval may not be unreasonably withheld, and provided further that Seller may receive at least $2,900,000 and $350,000, respectively, in consideration of the Moosehead Lake and West Outlet Conservation Easements without the consent of Purchaser. Prior to Closing, Seller shall notify Purchaser of material developments with respect to negotiations relating to any such Conservation Easement. Purchaser shall have the right to participate in such negotiations; provided, however, that prior to Closing, Seller shall control such negotiations. If Seller agrees to binding terms with respect to any Conservation Easements with the State of Maine or its agent prior to Closing in compliance with the Conservation Easement Terms, Purchaser shall close the transaction effectuating the grant of such Conservation Easement after Closing. In the event that Seller and the State of Maine (or its agent) agree upon the final terms and conditions with respect to any Conservation Easement and close on such terms and conditions prior to Closing, Seller shall forward to Purchaser by wire transfer the consideration specified in the Conservation Easement Terms, together with any reimbursement for timber, as described in
Section 6(a)(4) of the Conservation Easement Terms for Moosehead Lake. If Purchaser closes in compliance with the Conservation Easement Terms after Closing, and the consideration actually paid to Purchaser for the Conservation Easements is less than the consideration set forth in the Conservation Easement Terms, Seller shall forward the difference to Purchaser by wire transfer. If Purchaser closes on such terms after Closing and the consideration actually paid to Purchaser for the Conservation Easements is more than the consideration set forth in the Conservation Easement Terms, Purchaser shall forward the difference to Seller by wire transfer. In the event that Seller and the State of Maine (or its agent) do not reach binding agreement with respect to the terms of any Conservation Easement prior to the Closing, Purchaser shall continue such negotiations after Closing; provided, however, that Purchaser shall not take any action with respect to Timberlands that are the subject of the Conservation Easements involving any third party other than the State of Maine or its agent through the first calendar quarter of 1999.

     12.5. LENDER CONSENTS. Promptly following the date of this Agreement, Seller shall use its best efforts to obtain requisite consents from its lenders pursuant to the terms of the Credit Agreement (as defined in Section 22 below); provided, however, that Seller must obtain such consents within 21 days from the date of this Agreement, unless otherwise agreed upon by the parties. If Seller does not waive this condition or fails to notify Purchaser that Seller has elected to waive this condition within 21 days of the date hereof, Purchaser may terminate this Agreement.

13. HART-SCOTT-RODINO FILING. Within 10 days after the date of this Agreement, Purchaser and Seller shall make appropriate filings under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended ("HSR Act"), and will seek expedited review by the examining agency. Seller and Purchaser shall expeditiously attempt to resolve any issues that may arise in connection therewith. Each party shall pay its requisite filing fee, if any, and all costs and expenses relating to such party's compliance with the terms of this Section 13.

14.  CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS; RETURN OF
INFORMATION.

     14.1. CONFIDENTIALITY. Subject to the provisions of Section 14.3 below, neither Seller nor Purchaser shall disclose the content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority or other party except its Affiliates and its advisors, agents, lenders and representatives assisting each respective party in connection with this transaction, until such disclosure is agreed upon in writing and then only to accomplish the consents and approvals required hereunder.

     14.2. PUBLIC ANNOUNCEMENTS. No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other, which approval shall not be unreasonably withheld, delayed or conditioned. Each party shall have the right to review the other party's press releases prior to release for consistency purposes. Notwithstanding the foregoing, it is understood that Seller and Purchaser will be permitted to make filings, on Form 8-K or 10-Q or otherwise, with the Securities and Exchange Commission, or other filings as required by stock exchanges (including the rules of the New York Stock Exchange) with respect to or referring to this Agreement and the transactions contemplated hereby (which may be included as exhibits thereto any such release or public announcement, and copies of the Agreement and any exhibits thereto), and the parties shall cooperate with one another with respect to such filings.

     14.3. EXCEPTIONS TO CONFIDENTIALITY. Each party hereto, its representatives, agents and employees shall hold in strict confidence and shall not use or disclose to any person or organization (except as permitted under Section 14.1 or 14.2 above) any information or data concerning or provided pursuant to this Agreement or the transactions contemplated hereby except to the extent that
(i) such information has been published or constitutes a matter of public knowledge or record, (ii) such disclosure reasonably appears to be required by a governmental agency having jurisdiction over the parties, (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder, or (iv) if based upon the legal opinion of counsel for the disclosing party, such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any applicable law, rule or regulation.

     14.4. RETURN OF ORIGINALS. In the event of termination of this Agreement for whatever reason, at Seller's request, Purchaser will return all originals and copies of documents, work papers and other material obtained hereunder, whether obtained before or after the execution hereof; provided, however, that Purchaser shall have no obligation to return such materials if they are subject to the exceptions in Section 14.3 above. Subject to Subsection
14.1 and 14.2 and the exceptions in Section 14.3 above, Purchaser agrees that it will not disclose or divulge any such information to any other person without Seller's written consent, and will use its best efforts to keep any information so obtained confidential.

     14.5. INJUNCTIVE RELIEF. The parties acknowledge that, in the event of any breach of this Section 14, the harm suffered by the injured party would not be compensable by damages, and accordingly the injured party would not be compensable by damages, and accordingly the injured party shall, in addition to any other remedy it may have, be entitled to an injunction against such breach.

15.  PRE-CLOSING TRANSACTIONS.

     15.1.     PURCHASE OF SKYLARK PROPERTY.  Prior to
Closing, Seller shall purchase the Skylark Property from Skylark pursuant to the terms of an agreement ("Skylark
Asset Purchase Agreement") between Seller and Skylark in form and substance reasonably satisfactory to both parties.

     15.2. TRANSFER OF ASSETS TO SDW TIMBER II. Prior to Closing, Seller shall organize SDW Timber II as its wholly-owned subsidiary and then transfer the Assets and certain liabilities associated with the Timberlands to SDW
Timber II pursuant to the terms of an agreement (the "SDW
Timber II Asset Purchase Agreement") between Seller and SDW
Timber II in form and substance reasonably satisfactory to both parties.

     15.3. TRANSFER OF LLC INTEREST TO SDW TIMBER I. Prior to Closing, Seller shall organize SDW Timber I as its wholly-owned subsidiary and then contribute the LLC Interest to SDW Timber I pursuant to the terms of an agreement ("LLC Purchase Agreement") between Seller and SDW Timber I in form and substance reasonably satisfactory to both parties.

     15.4. PURCHASER RIGHTS. Purchaser shall have the right to be involved in such pre-closing transactions and to inspect and approve all documentation in connection therewith (including without limitation deeds, assignments and bills of sale) to the extent necessary to protect its rights hereunder.

16.  CLOSING MECHANICS.

     16.1. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser to perform this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions and any other conditions to Purchaser's obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Purchaser in its sole discretion:

          (a) Other Documents and Agreements. Seller shall have executed and delivered (i) the Fiber Supply Agreement attached as Exhibit 16.1(a) hereto, (ii) a lease for Marshall Yard between SDW Timber II, as landlord, and
Seller, as tenant, in a form mutually agreed upon by both parties ("Marshall Yard Lease"); and (iii) the other documents set forth in Section 16.5(a) below.

          (b)  Material Inaccuracies.  Seller's
representations and warranties set forth herein and in the Fiber Supply Agreement shall be true and correct in all material respects on and as of the Closing Date and Seller shall have delivered a certificate to that effect at Closing.

          (c) Performance of Obligations. All actions to be taken by Seller prior to Closing in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser and its counsel, and Seller shall have satisfactorily performed all of its pre-Closing covenants contained herein.

          (d)  Title Insurance Policy.  At Purchaser's
expense, SDW Timber II shall have received a Title Policy in substantially the form described in Section 7.2, subject only to Permitted Exceptions.

          (e)  Suits, Actions or Proceedings.  No
injunction, order, ruling or other final non-appealable decision shall have been issued by any court or governmental agency and be then in effect prohibiting the consummation of the transactions contemplated by this Agreement, and all governmental and regulatory approvals and clearances which are required to consummate such transactions shall have been obtained.

          (f)  Casualty, Loss or Condemnation.  As a
condition to Purchaser's obligation to consummate the transactions set forth herein, the Timberlands shall not have become subject, subsequent to the date of this Agreement and prior to the Closing Date, to physical damage by fire, flood, windstorm, earthquake or other similar occurrence, or to any condemnation proceeding, which causes or may result in a loss affecting at least 50,000 acres of the Timberlands or the Skylark Property or diminishing the value of the Timberlands or the Skylark Property, collectively, by at least $20,000,000. If Purchaser elects to waive the condition set forth in this Section 16.1(f), or if any material casualty or condemnation loss affects less than 50,000 acres or diminishes the value of the Timberlands or the Skylark Property, collectively, by less than $20,000,000, the amounts payable by Purchaser to Seller shall be reduced to reflect the diminution in value resulting or expected to result from the casualty or condemnation, in which event Seller shall be entitled to retain any compensation awards, insurance proceeds or other payment or relief resulting from such casualty or condemnation. If the parties cannot agree upon the extent of the diminution in value, the determination shall be made by an independent expert mutually agreed upon by the parties.

     16.2. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to perform this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions and any other conditions to Seller's obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Seller in its sole discretion:

          (a) Other Documents and Agreements. Purchaser shall have executed and delivered (i) the Fiber Supply
Agreement, (ii) the Marshall Yard Lease, and (iii) the other documents set forth in Section 16.5(b) below.

          (b)  Material Inaccuracies.  Purchaser's
representations and warranties set forth herein and in the Fiber Supply Agreement shall be true and correct in all material respects on and as of the Closing Date and Purchaser shall have delivered a certificate to that effect at Closing.

          (c) Performance of Obligations. All actions to be taken by Purchaser prior to Closing in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller and its counsel, and Purchaser shall have satisfactorily performed all of its pre-Closing covenants contained herein.

          (d)  Suits, Actions or Proceedings.  No
injunction, order, ruling or other final non-appealable decision shall have been issued by any court or governmental agency and be then in effect prohibiting the consummation of the transactions contemplated by this Agreement, and all governmental and regulatory approvals and clearances which are required to consummate such transactions shall have been obtained.

          (e) Purchaser's Notes. The Purchaser's Notes shall be in a form reasonably acceptable to Seller and shall reflect the terms and conditions described in Exhibit 2.1 hereto.

     16.3. PRORATIONS. All personal property taxes, real property taxes, forest patrol assessments, rents, water and utility payments and similar costs and expenses shall be prorated as of the Closing Date.

     16.4.     CLOSING COSTS.

          (a)  Seller shall pay the cost of the Title
Commitment, and

          (b)  Purchaser shall pay the title insurance
premium required under the Title Policy and any extended coverage, if any, or any endorsements with respect thereto.

     16.5.     CLOSING.  At Closing:

          (a)  Seller shall deliver to Purchaser:

                (i) a certificate representing the LLC
          Interest;

                (ii) executed copies of the following:

                    (A)  Fiber Supply Agreement;

                    (B)  Certificate, signed by the
               President or any Vice President of Seller, dated the Closing Date, to the effect that the conditions specified in Section 16.1 hereof, to the extent relating to representations, warranties covenants and agreements of Seller, have been satisfied;

                    (C)  A legal opinion prepared by
               Seller's in-house counsel relating to
               Seller's existence, power, authority,
               execution and delivery, but not
               enforceability;

                    (D)  Marshall Yard Lease; and

                    (E)  Nonforeign Affidavit to the effect
                         that Seller is not a foreign person
                         as that term is used in Section
                         1445 of the Internal Revenue Code
                         of 1986, as amended;


               (iii)     copies of the following executed
          documents:

                    (A)  Skylark Asset Purchase Agreement;

                    (B)  SDW Timber II Asset Purchase
                         Agreement; and

                    (C)  LLC Purchase Agreement; and

               (iv) Such other documents and instruments as Purchaser reasonably requests.

          (b)  Purchaser shall deliver to Seller the
following:

               (i)  Cash Consideration; and

               (ii) Executed copies of the following:

                    (A)  Purchaser's Notes and related
agreements;

                    (B)  Fiber Supply Agreement;

                    (C)  Certificate, signed by the
                         President or any Vice President of
                         Purchaser, dated the Closing Date,
                         to the effect that the conditions
                         specified in 16.2 hereof, to the
                         extent relating to the
                         representations, warranties,
                         covenants and agreements of
                         Purchaser, have been satisfied;

                    (D)  a legal opinion prepared by
                         Purchaser's in-house counsel
                         relating to Purchaser's existence,
                         power, authority, execution and
                         delivery, but not enforceability;

                    (E)  Marshall Yard Lease (executed by
                         Purchaser as the owner of the LLC
                         Interest); and

                    (F)  Such other documents and
                         instruments as Seller reasonably
                         requests.

17.  INDEMNIFICATION.

     17.1. INDEMNIFICATION BY SELLER. Seller shall indemnify Purchaser and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any fines or penalties imposed by governmental entities, actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings), arising out of, resulting from or relating to any of the following:

          (a)  any breach by Seller of any of its
representations, warranties, covenants or agreements made in or pursuant to this Agreement or the attachments, exhibits (except for the Fiber Supply Agreement) or schedules hereto which indemnification obligation shall be limited by the term of survival of such representations and warranties set forth in Section 6.1; and

          (b) any obligation or liability arising under or with respect to (i) any Excluded Asset, or (ii) any Excluded
Liability; and

          (c) any expenses, compensating or rollback taxes which become payable as a result of Seller or SDW Timber
II's removal of Timberlands, the Skylark Property or any other lands located within the State of Maine from the current forest land or timberland tax designation arising prior to the Closing Date.

     17.2. INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify Seller and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any fines or penalties imposed by governmental agencies, actions, suits, proceedings or investigations or the defense of any claims (whether prior to or at trial or in appellate proceedings), arising out of, resulting from or relating to the following:

          (a)  any breach by Purchaser of any of its
representations, warranties, covenants or agreements made in or pursuant to this Agreement or the attachments, exhibits (except for the Fiber Supply Agreement) or schedules hereto (which indemnification obligation shall be limited by the term of survival of such representations and warranties set forth in Section 6.1);

          (b) any claims by third parties, including, but not limited to, governmental entities, or any fines or penalties for violations of law and obligations imposed by law, including, but not limited to, any environmental laws, arising out of the operation or ownership of the Timberlands, the Skylark Property or the Improvements by Purchaser or SDW Timber II after the Closing Date;

          (c) any damage to Seller's property or claims by third parties arising out of activities of Purchaser or its invitees, agents or contractors in performing tests on or inspections of the Timberlands, the Skylark Property or the Improvements prior to Closing;

          (d) any acts, omissions, events or circumstances on or in connection with the operation, condition or ownership of the Timberlands, the Skylark Property or the Improvements occurring on or after the Closing Date; and

          (e) any expenses, compensating or rollback taxes which become payable as the result of Purchaser or SDW
Timber II's removal of the Timberlands or the Skylark
Property located within the State of Maine from the current forest land or timberland tax designation on or after the Closing Date.

     17.3.     SET-OFF.    Purchaser, as maker of the
Purchaser's Notes, shall have no right to set off and apply the amount of any claims, damages, liabilities, losses, costs, deficiencies, judgments or expenses referenced in this Section 17 against any amounts payable under the Purchaser's Notes.

18.  POST-CLOSING MATTERS.

     18.1. ENDORSEMENT OF PAYMENTS. In the event that, after the Closing, (i) Purchaser shall receive any payment of any amount that is an Excluded Asset (including, but not limited to, any account receivable) or (ii) Seller shall receive any payment of any amount that is an Asset, the party receiving such payment shall promptly deliver it to Seller (in the case of any such amounts received by the Purchaser) or the Purchaser (in the case of any such amounts received by Seller), endorsed where necessary, without recourse in favor of such other party.

     18.2. TAXES AND OTHER OBLIGATIONS. From the date hereof until the date which is two (2) years after the Closing Date, the parties shall use their best commercially reasonable efforts to cooperate with respect to matters relating to (a) the payment of taxes in connection herewith or relating to the Assets, including the preparation and filing of tax returns and any other filings relating to any such taxes or changes as may be required and (b) the fulfillment of other obligations hereunder, including the indemnification obligations in Section 17.

     18.3.     CERTAIN POST-CLOSING COVENANTS OF PURCHASER.
From the Closing Date and during the Term, Purchaser shall, and shall cause SDW Timber II to:

          (a) directly or indirectly convey, assign, lease or transfer the Timberlands or any part thereof only in accordance with Section 19;

          (b)  cultivate, manage and maintain the
Timberlands in accordance with the Sustainable Forestry
Principles of the American Forest and Paper Association (the
"AFPA"), as in effect on the date hereof;

          (c) cooperate with Seller to identify and remove or have removed within 14 days of the Closing Date, at Seller's expense, any felled timber remaining on the Timberlands that was harvested by Seller's own harvesting crews; and

          (d) as the owner of the LLC Interest, at its own expense and with the cooperation of Seller, shall, as reasonably directed by Seller: (i) have SDW
Timber II extend the Leases for their full current terms, notwithstanding any provisions in the Leases mandating termination upon the consummation of the transactions contemplated by this Agreement; and (ii) have SDW Timber II execute and deliver such documents as may be necessary in order that the Leases, and any lease renewal options, shall remain in full force and effect following the Closing.

     18.4. THIRD-PARTY CONSENTS. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Contracts, Leases, or Access Rights and Easements if an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any transfer or assignment to Purchaser by Seller of any interest under any such Contracts, Leases, or Access Rights and Easements that requires the consent or approval of such third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to cooperate in all reasonable respects with Purchaser in its efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate in all reasonable respects with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Contracts, Leases, or Access Rights and Easements (except that any such arrangement shall not require performance by Seller as agent); provided, however, that Purchaser shall undertake to and shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.

     18.5. ASSIGNMENT BY PURCHASER. Following any assignment by Purchaser of the Fiber Supply Agreement to a REIT Subsidiary (as defined in Section 11 of the Fiber Supply Agreement) pursuant to the terms of Section 11 thereof, in the event of the termination of the Stumpage Agreement (as defined in Section 11 of the Fiber Supply Agreement) prior to the end of the Term (as defined in
Section 3 of the Fiber Supply Agreement), (1) Purchaser shall directly contract with Seller pursuant to a stumpage agreement on substantially the same terms and conditions as the Stumpage Agreement, and (2) another REIT subsidiary shall purchase the Merchantable Pulpwood (as defined in Section 2(e) of the Fiber Supply Agreement), Biomass (as defined in Section 2(c)(iii) of the Fiber Supply Agreement) and sawlogs that otherwise would not be required to be sold to Seller pursuant to the Fiber Supply Agreement. Purchaser or any assignee thereof shall not amend or terminate the Stumpage Agreement in a way that could negatively impact the ability of any assignee of Purchaser to perform its obligations under the Fiber Supply Agreement.

19.  RESTRICTIONS ON TRANSFERS OF TIMBERLANDS; RIGHT OF
FIRST OFFER.

     19.1.     LIMITS ON CERTAIN TRANSFERS OF TIMBERLANDS.
So long as the Fiber Supply Agreement is in effect and subject to the terms and conditions hereof, Purchaser shall not effect, cause or permit any Transfer to any other entity except in compliance with the terms of this Section 19. The term "Transfer" means any sale, conveyance, exchange, long-term lease, grant, assignment or other transfer (whether by agreement, operation of law or otherwise), of all or any portion of the Timberlands, but does not include a transfer consisting of (i) the Skylark Property, (ii) conservation easements (which, in the case of any Conservation Easement, shall be governed by Section 12.4), (iii) stumpage contracts in the ordinary course of business, (iv) operating leases for hunting in the ordinary course of business, or (v) other recreational permits in the ordinary course of business; provided, however, in the case of a transfer of the type listed in (ii) and (iii) above, such transfer does not materially affect the operation of the Timberlands or adversely affect Purchaser's obligations under the Fiber
Supply Agreement.  The term "Permitted Transfer" means any
Transfer:

          (a) that is a transfer in one or a series of transactions, of (i) up to an aggregate of 50,000 acres with no more than 25,000 acres of the Timberlands transferred during the first 25 Annual Periods (as defined in Section 2(a) of the Fiber Supply Agreement) of the Term (the "Initial 50,000 Acres");

          (b) to any Affiliate of Purchaser that assumes all liabilities and obligations of Purchaser under this
Section 19 and the Fiber Supply Agreement or the Stumpage Agreement, as applicable, (including Purchaser's obligations with respect to Seller's First Offer Right (as defined in Section 19.4 below)); provided, however, that Purchaser shall remain primarily liable for such liabilities and obligations, subject to Section 11 of the Fiber Supply Agreement;

          (c) to any entity that merges or consolidates with or into Purchaser or SDW Timber II, or acquires all or substantially all of the assets of Purchaser and that assumes all liabilities and obligations of Purchaser or SDW
Timber II under this Section 19 and the Fiber Supply
Agreement or the Stumpage Agreement, as applicable; or

          (d) in connection with a land exchange, swap or similar arrangement involving Purchaser or SDW Timber II's acquisition of replacement timber property located in Maine ("Replacement Property"), provided that (i) Purchaser shall have demonstrated to Seller's reasonable satisfaction that Purchaser's obligations under this Section 19 and the Fiber Supply Agreement or the Stumpage Agreement, as applicable, can be satisfied by use and exploitation of such Replacement Property (it being understood that the requirements of this Subsection (i) shall be deemed to have been satisfied if such Replacement Property is less than or equal to 7,500 acres and is in the same Zone (as defined in Section 22 below) or a closer Zone to the Pulp Mill (as defined in
Section 1 of the Fiber Supply Agreement) than the Timberlands property for which it is exchanged); (ii) such Replacement Property shall be and become subject to Purchaser and SDW Timber II's liabilities and obligations and Seller's rights hereunder, including the First Offer Right in this Section 19; (iii) such Replacement Property shall be deemed to constitute a part of the Timberlands and made subject to the recorded memoranda described in Section 19.6; and (iv) Purchaser shall have demonstrated to Seller's satisfaction that it has good and marketable title to the Replacement Property.

     19.2.     TRANSFERS NOT SUBJECT TO AGREEMENT.  Any
Permitted Transfer of all or part of (i) the Initial 50,000
Acres (a "Permitted 50,000 Acre Transfer") or (ii) any portion of the Timberlands that is transferred in exchange for Replacement Property in accordance with Section 19.1(d) above shall be free of any right of Seller granted under this Section 19 and the Fiber Supply Agreement.

     19.3.     TRANSFERS NOT SUBJECT TO FIRST OFFER RIGHT.
All other Permitted Transfers shall be free of Seller's
First Offer Right under this Section 19.

     19.4.     TRANSFERS SUBJECT TO RIGHT OF FIRST OFFER.
Seller shall have a right of first offer (the "First Offer
Right") with respect to any proposed Transfer except as otherwise provided in Section 19.2 and 19.3.

          (a) If, at any time during the Term, Purchaser or SDW Timber II desires to effect, cause or permit a Transfer other than a Permitted Transfer, Purchaser or SDW Timber II shall, prior to effecting, causing or permitting any such Transfer, give to Seller written notice of such desire (a "Transfer Notice"). Such Transfer Notice shall specify (i) the acreage and interest proposed to be transferred (the "Notice Acreage"), (ii) the proposed purchase price (which shall be an all-cash price) for the Notice Acreage (the "Notice Price") and, (iii) if Seller elects to exercise its First Offer Right, any proposed reduction in the volume requirements of the Fiber Supply Agreement or the volume requirements of the Stumpage Agreement, as applicable;

          (b)  Following receipt of such Transfer Notice,
Seller may exercise its First Offer Right to purchase the Notice Acreage by giving written notice thereof (a "Notice of Election") to Purchaser not later than the date that is 30 days after the date on which Purchaser receives such Transfer Notice (such date of receipt, the "Notice Date");
and

          (c) In the event that Seller does not give a Notice of Election to Purchaser within the applicable period specified in Section 19.4(b), Purchaser or SDW Timber II shall be free for the six (6) months following the expiration of such period to enter into a binding purchase and sale agreement to effect a Transfer of all of the Notice Acreage without further restriction under this Section 19.4 at a price that is not less than the Notice Price, and otherwise upon the terms specified in the Transfer Notice. If such price is not an all-cash price (a "Non-Cash Price), the consideration received must be at least equal to the Notice Price. The parties shall negotiate in good faith to determine whether the Non-Cash Price is at least equal to the Notice Price.

               (i)  If  Seller and Purchaser do not agree
                    that the Non-Cash Price is at least
                    equal to the Notice Price within three
                    (3) days of the commencement of such
                    negotiations, such matter shall be
                    resolved by an arbitrator selected by
                    the parties which is a nationally
                    recognized accounting firm or investment
                    bank.  If the parties fail to agree on
                    the selection of an arbitrator within
                    eight (8) days of the commencement of
                    negotiations regarding the Non-Cash
                    Price, the parties shall each select an
                    arbitrator within five (5) days
                    thereafter and the two arbitrators shall
                    select a third arbitrator within five
                    (5) days of their selection.   If one of
                    the parties does not select an
                    arbitrator within the time provided
                    herein, the arbitrator chosen solely by
                    the other party shall be responsible for determining the selection of such arbitrator.

               (ii) Each party shall submit to the
                    arbitrator(s) and to the other party
                    within five (5) days of the date of
                    selection of the arbitrator(s), the
                    arguments and any relevant information
                    in support of its position.  Within five
                    (5) days of the date the parties have
                    stated their positions, the
                    arbitrator(s) shall have rendered a
                    final decision.  If a party has failed
                    to timely submit its argument, the
                    arbitrator(s) shall select the other
                    party's position.  During the pendency
                    of the arbitration proceedings,
                    Purchaser may not effectuate a Transfer
                    of the Notice Acreage.  If the
                    arbitrator(s) determine that the Non-Cash
                    Price is less than the Notice
                    Price, the Purchaser may not effectuate
                    a Transfer of the Notice Acreage.
                    Absent fraud, collusion, willful
                    misconduct or manifest legal error, the
                    arbitrator's decision shall be final and non-appealable, and judgment may be entered in any court having jurisdiction thereof.

     19.5.     CLOSING TERMS.  The following terms and
conditions shall apply to the consummation of any purchase by Seller of any Notice Acreage pursuant to an exercise of any First Offer Right in respect thereof in accordance with
Section 19.4:

          (a) Seller shall pay one-half, and Purchaser shall pay one-half, of all transfer, excise or similar taxes on the deed or deeds given by Purchaser or SDW Timber II. Seller shall pay the recording fees for all documents to be recorded and all costs of examining and insuring title.
Each party shall pay its own attorneys' fees. There shall be a proration of any applicable ad valorem taxes. Each party shall pay all other expenses of the transaction incurred by it, including all brokers' commissions;

          (b) Purchaser or SDW Timber II shall convey the property to Seller by quitclaim deed with covenant; and

          (c) A closing shall be held on or before the date that is 45 days after Seller delivers its Notice of Election. The exact time, place, and date of the closing for such transaction will be selected by Purchaser or SDW Timber II at least 10 days prior to such closing. At such closing, Purchaser or SDW Timber II shall execute and deliver to Seller one or more quitclaim deeds with covenant in proper form for recording, an affidavit that Purchaser or SDW Timber II is not a foreign person as defined in and in compliance with Section 1445 of the Code, satisfactory evidence of the power and authority of Purchaser or SDW Timber II, as applicable, to perform thereunder and a settlement statement.

     19.6.     MEMORANDA OF RIGHTS; TRANSFEREES TO ASSUME
FIBER SUPPLY AGREEMENT.

     Purchaser acknowledges and agrees that Seller's rights under this Section 19 and the Fiber Supply Agreement constitute an encumbrance that runs with the land and an encumbrance on the Timberlands and that Purchaser's obligations under this Section 19 and the Fiber Supply
Agreement constitute a covenant that runs with the land and that one (1) or more memoranda of the rights of Seller granted herein substantially in the form of Exhibit 19.6 hereto may be placed on record in all jurisdictions where any portion of the Timberlands (including Replacement
Property) is located. Such encumbrance shall not apply to the Skylark Property and the memoranda of rights shall not include the Skylark Property. Purchaser shall cause SDW
Timber II to execute such memoranda.

     19.7.     RELEASES OF RIGHTS.

          (a) Seller shall provide Purchaser a written release of its rights under the Fiber Supply Agreement and any rights under this Section 19, as set forth in the memoranda of rights for (i) any proposed Permitted 50,000 Acre Transfer, and (ii) any transfer in exchange for Replacement Property in accordance with Section 19.1(d) above. Seller shall provide Purchaser a written release of its rights under this Section 19 as set forth in the memoranda of rights for any transfer of all or a portion of the Timberlands pursuant to Section 19.4(c). Such release shall be provided by Seller within 10 business days of the date on which Seller receives a written request by Purchaser for such release, in a form and substance reasonably acceptable to Purchaser and Seller and in proper form for recording.

          (b)  All release requests pursuant to this Section
19.7 shall be sent by overnight mail to Seller. Purchaser shall pay any recording charges for recording of any such releases, but shall not be obligated to pay Seller any fees or other consideration for the releases.

     19.8. SURVIVAL. The provisions of this Section 19 shall survive for so long as the Fiber Supply Agreement is in effect.

20.  TERMINATION.

     20.1. TERMINATION. In addition to the termination rights under Section 12.5, this Agreement may be terminated by either party, at its option exercisable by prior written notice to the other party, if (i) the other party shall default in the performance of any of its agreements or obligations herein, and such default continues unremedied
(A) with respect to a monetary default 14 days after written notice from the non-defaulting party; (B) with respect to non-monetary defaults, for a period of 60 days after written notice from the non-defaulting party; provided that if such default cannot reasonably be cured within such sixty-day period, a party shall not be in default if the party commences cure within such sixty-day period and diligently pursues such cure to completion; (ii) the other party shall commence any case, proceeding or other action (A) relating to bankruptcy, insolvency, reorganization, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, a general assignment for the benefit of its creditors; (iii) there shall be commenced against the other party any case, proceeding or other action of a nature referred to in clause (ii) above and such proceeding is not dismissed within 60 days; or (iv) the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1998, or such later date as the parties may agree upon.

     20.2. EFFECT OF TERMINATION. Each party's right of termination under this Section 20 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 20.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 14 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right of pursue all legal and equitable remedies will survive such termination unimpaired.

21.  MISCELLANEOUS.

     21.1. FURTHER ASSURANCES. If, at any time after the Closing Date, either party shall consider or be advised that any further information, instruments or assurance or any other things are reasonably necessary or desirable in connection with this Agreement or the Purchaser's Notes, the other party shall provide such information, execute and deliver all such instruments and assurances and do all things reasonably necessary and proper in connection therewith provided that the party receiving any such request shall not be required to incur any expenses or liabilities in connection with any such action.

     21.2. INTEGRATION. This Agreement and the documents delivered pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations. None of the parties shall be bound by nor shall be deemed to have made any representations, warranties or commitments except those required to be made by the terms of this Agreement, or those which are contained herein or in the documents delivered pursuant hereto.

     21.3. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts together shall constitute one Agreement.

     21.4. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Section 21.4, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

     21.5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     21.6.     GOVERNING LAW.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of Maine.

     21.7. ASSIGNMENT. Neither party may assign its rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned.

     21.8. CAPTIONS AND SECTION HEADINGS. The headings used in this Agreement are for convenience only and shall not affect the construction of any of the terms of this Agreement.

     21.9. NOTICES. Notices under this Agreement shall be in writing and shall be effective on the earlier of when actually delivered or three (3) business days after being deposited in the United States' mails as certified mail, return receipt requested, directed to the other party at the address set forth below or to such other address as the party may be given in writing (by certified mail or facsimile).

If to Seller:       Sappi Fine Paper North America
               S.D. Warren Company
               225 Franklin Street
               Boston, Massachusetts 02110
               Attention: Trevor L. Larkan
               Facsimile:  (617) 368-6352

With a copy to:     S.D. Warren Company
               225 Franklin Street
               Boston, Massachusetts 02110
               Attention: Jennifer L. Miller, Esq.
               Facsimile: (617) 368-6352

With a copy to:     Ropes & Gray
               One International Place
               Boston, Massachusetts 02110-2624
               Attention: David B. Walek, Esq.
               Facsimile: (617) 951-7050

If to Purchaser:    Plum Creek Timber Company, L.P.
               999 Third Avenue, Suite 2300
               Seattle, Washington  98104-4096
               Attention:  William R. Brown
               Facsimile:  (206) 467-3794

With a copy to:     Plum Creek Timber Company, L.P.
               999 Third Avenue, Suite 2300
               Seattle, Washington  98104-4096
               Attention:  James A. Kraft, Esq.
               Facsimile:  (206) 467-3799

With a copy to:     Cairncross & Hempelmann, P.S.
               701 Fifth Avenue, 70th Floor
               Seattle, Washington  98104-7016
               Attention:  Daniel C. Vaughn, Esq.
               Facsimile:  (206) 587-2308

     21.10.    TIME IS OF THE ESSENCE.  Time is of the
essence with respect to this Agreement.

     21.11. COSTS AND EXPENSES. Except as otherwise indicated in Section 16.4 above, each party to this Agreement shall pay its own costs and expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incurred in connection with the transactions contemplated by this Agreement.

     21.12. ATTORNEYS' FEES AND OTHER COSTS. If either party initiates any proceeding in law, equity or arbitration concerning this Agreement or any of its provisions, the party that substantially prevails in such proceeding shall be paid by the party not so prevailing therein all costs and expenses incurred in such proceeding, including reasonable attorneys' fees at the arbitration, pretrial, trial and appellate levels as determined by the arbitrator(s) or court(s) considering the matter.

     21.13. WAIVER OF CONSEQUENTIAL AND PUNITIVE DAMAGES. Each party hereby waives any right to recover consequential, punitive, exemplary or similar damages in any arbitration, lawsuit, litigation or proceeding arising out or resulting from this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of arbitration, litigation or other proceeding, seek to enforce the foregoing waiver, (b) it understands and has considered the implications of this waiver, (c) it makes this waiver volun-tarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.13.

     21.14.    SECTION 1031 TRANSACTION.    Purchaser is
considering consummating this transaction as part of an exchange under Section 1031 of the Code. Seller shall reasonably cooperate with Purchaser in documenting and completing the 1031 exchange but shall not be obligated to incur any additional out-of-pocket costs or expenses in connection with such cooperation.

22.  DEFINITIONS.

     (a)  Terms Generally.  The words "hereby," "herein,"
"hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.
The word "party" or "parties" means a party or the parties to this Agreement, unless preceded by the word "third" or unless the context shall otherwise expressly require. All references herein to Sections, Subsections, Schedules and Exhibits, respectively, shall be deemed references to Sections and Subsections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require.
The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," unless already expressly followed by such phrase or the phrase "but not limited to." The definitions given for terms in this Section 22 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

     Except as otherwise expressly provided herein, any reference to time limits which end on a day which is a weekend day or holiday shall be extended to the next full business day.

     (b) Certain Terms. Whenever used in this Agreement, the following terms shall have the respective meanings given to them below or in the Sections indicated below.

     "Absent Employees" shall have the meaning provided in
Section 11.1(a).

     "Access Rights and Easements" shall mean all of Seller or Skylark's access rights, rights of way, permits and easements (including any acquired by prescription) appurtenant, as applicable, to the Timberlands or the Skylark Property.

     "Acquisition Proposal" shall have the meaning provided in Section 12.3.

     "Affiliate" shall mean any entity controlling, controlled by or under common control with another entity.

     "AFPA" shall have the meaning provided in Section
18.3(b).

     "Agreement" shall have the meaning provided in the preamble to the Agreement.

     "Annual Period" shall have the meaning given such term in Section 2(a) of the Fiber Supply Agreement.

     "Assets" shall mean, collectively, the Timberlands, Skylark Property, Improvements, Contracts, Leases, Access
Rights and Easements, Current Assets and Personal Property.

     "Assumed Liability" shall mean the following liabilities and obligations of Seller assumed by SDW Timber
II pursuant to the SDW Timber II Asset Purchase Agreement:
(1) all liabilities and obligations under the Contracts relating to performance after the Closing Date; (2) all liabilities and obligations under the Leases relating to performance after the Closing Date; (3) all liabilities and obligations under the Access Rights and Easements relating to performance after the Closing Date; (4) all liabilities and obligations under environmental laws arising out of the operation or ownership of the Assets by SDW Timber II after the Closing Date; (5) deferred obligations expressly set forth in Schedule A attached hereto and incorporated herein by this reference; and (6) all liabilities and obligations set forth in deeds, easements, declarations and other instruments of record relating to performance after the Closing Date.

     "Biomass" shall have the meaning given such term in
Section 2(c)(iii) of the Fiber Supply Agreement.

     "Cash Consideration" shall have the meaning provided in
Section 2.1.

     "Closing" shall have the meaning provided in Recital A to the Agreement.

     "Closing Date" shall have the meaning provided in
Section 3.

     "COBRA" shall have the meaning provided in Section
11.1(d).

     "Code" shall have the meaning provided in Section
4.12(b).

     "Conservation Easement" shall have the meaning provided in Section 12.4 of the Agreement.

     "Conservation Easement Terms" shall have the meaning provided in Section 12.4 of the Agreement.

     "Contracts" shall mean all of Seller's development rights, air rights, water, water rights, mineral rights, oil and gas rights, ditch and ditch rights, and contracts excluding Leases but including, without limitation, purchase orders and agreements, instruments, operating contracts, stumpage contracts, sapling agreements, personal property leases, permits, licenses, governmental consents and agreements, approvals and clearances, and service, maintenance, utility and operating contracts and warranties, including, without limitation, agreements for construction of roads or other improvements and rights under any payment or performance bonds relating to or associated with the Timberlands.

     "Covered Returns" shall have the meaning provided in
Section 4.10.

     "Credit Agreement" shall mean the Second Amended and Restated Credit and Guarantee Agreement dated as of March 6, 1998 among SDW Holdings Corporation, a Delaware corporation, Seller, the several banks, financial institutions and other lenders party thereto and The Chase Manhattan Bank, as Agent.

     "Current Assets" shall mean all of Seller's rights and interest in and to current assets used in the business (i) as shown on the Statement of Assets, or (ii) arising after the date of the Statement of Assets in the ordinary course of business relating to the Timberlands or the Skylark
Property, as applicable.

     "Delivered Products" shall have the meaning given such term in Section 2(e) of the Fiber Supply Agreement.

     "ERISA" shall have the meaning provided in Section
4.12(a).

     "Excluded Assets" shall mean the assets of Seller relating to the Timberlands or the Skylark Property, as applicable, which are not purchased by SDW Timber II pursuant to the SDW Timber II Asset Purchase Agreement and are set forth on Schedule B attached hereto.

     "Excluded Liabilities" shall mean any and all liabilities of Seller other than the Assumed Liabilities.

     "Fiber Supply Agreement" shall have the meaning provided in Recital E to the Agreement.

     "Financial Statements" shall have the meaning provided in Section 5.5(a).

     "First Offer Right" shall have the meaning provided in
Section 19.4.

     "FMLA" shall have the meaning provided in Section
11.1(d).

     "Harvesting Dispute Notice" shall have the meaning provided in Section 2.2.

     "Harvesting Report" shall have the meaning provided in
Section 2.2.

     "HSR Act" shall have the meaning provided in Section
13.

     "Improvements" shall mean all improvements on the Timberlands and the Skylark Property, including, without limitation, buildings and other permanent structures located on the Timberlands and the Skylark Property.

     "Initial 50,000 Acres" shall have the meaning provided in Section 19.1(a).

     "Investment Plan" shall have the meaning provided in
Section 11.2(a)(i).

     "Knowledge" shall have the meaning provided in Section
6.2.

     "Leases" shall mean all real property leases relating to the Timberlands and the Skylark Property.

     "LLC Interest" shall have the meaning provided in Recital C to the Agreement.

     "LLC Purchase Agreement" shall have the meaning provided in Section 15.3.

     "Marshall Yard Lease" shall have the meaning provided in Section 16.1(a).

     "Material Adverse Effect" shall have the meaning provided in Section 6.3.

     "material and materially" shall have the meaning provided in Section 6.3.

     "Merchantable Pulpwood" shall have the meaning given such term in Section 2(e) of the Fiber Supply Agreement.

     "Monetary Liens" shall have the meaning provided in
Section 7.2(b).

     "1998 Harvesting Forecast" shall have the meaning provided in Section 2.2.

     "1999 Harvesting Forecast" shall have the meaning provided in Section 2.2.

     "Non-Cash Price" shall have the meaning provided in
Section 19.4(c).

     "Nontransitioning Employees" shall have the meaning provided in Section 11.1(b).

     "Notice Acreage" shall have the meaning provided in
Section 19.4(a).

     "Notice Date" shall have the meaning provided in
Section 19.4(b).

     "Notice of Election" shall have the meaning provided in
Section 19.4(b).

     "Notice Price" shall have the meaning provided in
Section 19.4(a).

     "Permitted Exceptions" shall have the meaning provided in Section 7.2.

     "Permitted 50,000 Acre Transfer" shall have the meaning provided in Section 19.2.

     "Permitted Transfer" shall have the meaning provided in
Section 19.1.

     "Personal Property" shall mean all of Seller's personal property, tangible and intangible, relating to the Timberlands or the Skylark Property, including, without limitation, all furniture, fixtures, equipment, vehicles and tools, maps, seeds, property books, aerial photos, plans, drawings, specifications, renderings, engineering studies, biological studies, grading or drainage studies, environmental records, computer disks, hard disks, business records, customer lists, correspondence and related data, materials and documents in Seller's possession, and all administrative software, including the timber inventory and computerized forest industry software program, data base software program and mapping software programs.

     "Plans" shall have the meaning provided in Section
4.12(b).

     "Purchase Price" shall have the meaning provided in
Section 2.1.

     "Purchaser" shall have the meaning provided in the preamble to the Agreement.

     "Purchaser Defined Contribution Plan" shall have the meaning provided in Section 11.2(a)(ii).

     "Purchaser's Notes" shall have the meaning provided in
Section 2.1.

     "REIT Subsidiary" shall have the meaning provided in
Section 11 of the Fiber Supply Agreement.

     "Replacement Property" shall have the meaning provided in Section 19.1(d).

     "Retiree Coverages" shall have the meaning provided in
Section 11.4.

     "Retirement Plan" shall have the meaning provided in
Section 11.2(a)(i).

     "SDW Timber I" shall have the meaning provided in Recital C to the Agreement.

     "SDW Timber II" shall have the meaning provided in Recital C to the Agreement.

     "SDW Timber II Closing Date" shall mean the date of the closing of the transaction whereby Seller shall transfer the Assets and certain liabilities associated with the Timberlands to SDW Timber II pursuant to the SDW Timber II
Asset Purchase Agreement.

     "SDW Timber II Asset Purchase Agreement" shall have the meaning provided in Section 15.2.

     "Seller" shall have the meaning provided in the preamble to the Agreement.

     "Skylark" shall have the meaning provided in Recital B to the Agreement.

     "Skylark Asset Purchase Agreement" shall have the meaning provided in Section 15.1.

     "Skylark Property" shall have the meaning provided in Recital B to the Agreement.

     "Statement of Assets" shall mean the current assets used in Seller's timberlands business for the month ended
August 25, 1998 attached hereto as Exhibit 22.

     "Stumpage Agreement" shall have the meaning provided in
Section 11 of the Fiber Supply Agreement.

     "Term" shall have the meaning given such term in
Section 3 of the Fiber Supply Agreement.

     "Terminated Transitioning Employee" shall have the meaning provided in Section 11.7.

     "Timberlands" shall have the meaning provided in Recital A to the Agreement.

     "Timberland Employees" shall have the meaning provided in Section 11.1(a).

     "Title Commitment" shall have the meaning provided in
Section 7.2.

     "Title Company" shall have the meaning provided in
Section 7.2.

     "Title Objections" shall have the meaning provided in
Section 7.2.

     "Title Policy" shall have the meaning provided in
Section 7.2.

     "Transfer" shall have the meaning provided in Section
19.1.

     "Transfer Notice" shall have the meaning provided in
Section 19.4(a).

     "Transitioning Employees" shall have the meaning provided in Section 11.1(b).

     "WARN" shall have the meaning provided in Section
11.1(c).

     "Zone" shall have the meaning given such term in
Section 1(b) of the Fiber Supply Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed
this Agreement as of the day and year first above written.

SELLER:                       S.D. WARREN COMPANY


                              By:___________________________

                              Title:________________________




PURCHASER:                   PLUM CREEK TIMBER COMPANY, L.P.
                             By: Plum Creek Management
                                 Company, L.P., Its General
Partner



                              By:___________________________

                              Title:________________________


                                Exhibit 2.1 to the
                               Purchase and Sale Agreement
                               Between S.D. Warren Company
                                and Plum Creek Timber Company,
L.P.
                               Dated as of October 5, 1998

            PLUM CREEK TIMBER INSTALLMENT NOTES
                Summary of Principal Terms

Issuer:        Plum Creek Timber Company, L.P. ("Plum Creek").

Form:               Senior Unsecured Notes (the "Buyer Notes").

Principal Amount:   $171,375,000

Offering Price:     100% of Principal Amount.

Maturity:      Minimum average life of 10 years.

Interest Rate:      The Buyer Notes will bear interest,
                    payable quarterly in arrears at:
                    200 basis points over the U.S. Treasury
                    securities having maturities equal to
                    the Buyer Notes ("Benchmark
                    Treasuries"), plus 40 basis points
                    the rates will be fixed at Closing
                    subject to one (1) adjustment 90 days
                    after Closing for each Buyer Note, or
                    such earlier time as is mutually agreed
                    upon by Plum Creek and S.D. Warren
                    Company, equal to the difference in (a)
                    the rate at which Plum Creek could
                    borrow, less Benchmark Treasuries, as
                    determined by a nationally recognized
                    investment bank, assuming a private
                    placement of notes issued through a
                    special purpose structured debt vehicle, and (b) 200 basis points.

Ranking: The Buyer Notes will rank pari passu with other senior debt, including the senior revolver, and will rank senior to all subordinated debt of Plum Creek.

Intercreditor Issues:    Cross-default and cross-acceleration to
                         Plum Creek's senior notes, senior
revolver
                         and other material debt.

Mandatory
Redemption:         None.

Call Provisions:    None.

Covenants:          Reflect Plum Creek's 1996 Senior Note
                    covenant package, amendments
                    contemplated to facilitate the Company's
                    REIT conversion.